Exhibit 99.1

ZOLL Medical Corporation Announces First Quarter Results

Significant Growth Achieved in New Product Areas

CHELMSFORD, Mass.--(BUSINESS WIRE)--January 22, 2009--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the first quarter of fiscal 2009 were $89,462,000, compared to revenues in the first quarter of last year of $93,015,000, a decline of 4%. Prior-year revenues included approximately $8 million related to a contract with the State of California which was not expected to reoccur. There was a negative foreign exchange impact on revenue of almost $3 million as compared to Q1 of 2008. Net income was $2,894,000 for the quarter, compared to $3,180,000 in the prior year. Diluted earnings per share were $0.14, compared to $0.15 in the prior year. Backlog at the end of the first quarter was approximately $8.3 million.

First quarter sales to the North American market were $65.7 million, a decrease of 7% compared to $70.9 million for the prior year period. Sales to the North American hospital market decreased 39% to $20.3 million, compared to $33.2 million for the same period last year. North American hospital revenues included US Military/Big Government sales of $5.6 million in Q1 of 2009 compared to $11 million (including the State of California) in Q1 of 2008. Sales to the North American pre-hospital market increased 20% to $39.1 million, compared to $32.5 million in the prior year. International sales increased 8% to $23.8 million, compared to $22.1 million last year. LifeVest® revenues increased 73% to $8.6 million. Total AutoPulse® sales increased 68% to $4.5 million, compared to $2.7 million in the first quarter of last year.

Gross margin for Q1 was 52.4%, as compared to 48.5% in the prior year first quarter. As expected, the increase in gross margin was directly attributable to the absence of the low margin State of California revenue from the prior year.

Commenting on the first quarter, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “As anticipated, we needed to fight three major effects on this quarter’s business: the absence of any single transaction comparable in size to last year’s California contract; a strengthening of the US dollar; and an increasingly challenging capital equipment spending environment in North America. With these effects occurring in what has been traditionally ZOLL’s toughest quarter, we are pleased that our revenues held up well, and that our operating profit improved slightly.”

“As we had previously disclosed,” Mr. Packer continued, “we did not expect a deal comparable to last year’s big California shipment in the quarter. This cost us about 9% at the top line, but fortunately only a small amount at the bottom line due to that deal’s low gross margin. The negative impact of changes in foreign exchange rates was sizeable, particularly at the bottom line, but again in line with our previous discussions. Finally, we saw weakness related to spending constraints in a number of our markets, with the most acute effect showing this quarter in our North American hospital business. Toward the end of the quarter, hospitals seemed to curtail their capital spending as they paused to assess general economic conditions and plan for 2009. In addition, total AED sales grew only slightly, and were particularly slow in the North American market as commercial entities also tightened their spending. Offsetting some of this slowdown, international sales continued on track, additional Military business came through, and higher sales were achieved by both the AutoPulse and the LifeVest products.”

“With respect to those specific products,” Mr. Packer noted, “we are extremely pleased with the continued sales growth of the LifeVest product. Growth was slightly higher than projected and hopefully that trend will continue. We are focusing significant sales and marketing efforts to build this market. We added five additional salespeople during Q1 and will do likewise in Q2. As previously disclosed, the LifeVest is now covered by the three largest state Medicaid programs, California, New York and Texas, which combined represent a total of over 13 million covered lives. Looking forward, CMS, which reimburses a large portion of our LifeVest revenues, granted a 5% increase in Medicare payment rates for the LifeVest effective January 1st. The LifeVest is on track and performing well.”

Mr. Packer added, “AutoPulse sales were stronger than anticipated during Q1, with sales growth of 68%. Importantly, our progress here did not appear to be significantly affected by the tightening of capital spending, and was very strong in the North American EMS market. While we remain cautious on the outlook for spending in EMS, perhaps the uniqueness of the AutoPulse will dampen the effect of spending constraints.”

Mr. Packer concluded, “We continue to tighten discretionary spending throughout ZOLL, as we look to weather current economic conditions and the headwind from exchange rates. We remain confident we can accomplish this without compromising our investments in areas that will fuel our future growth. While we believe the current economic uncertainty will continue to have an impact on our business, our outlook for the year has not substantially changed.”

ZOLL will host a conference call on Thursday, January 22, 2009 at 10:30 a.m. EST to discuss its first quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR® and Real CPR Help®) technologies, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 8, 2008. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2009 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, See-Thru CPR, CPR Help and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 28, 2008	September 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$43,552	$36,675
Short-term investments	22,391	32,597
Accounts receivable, net	77,637	84,423
Inventory	62,388	61,023
Prepaid expenses and other current assets	12,484	12,313
Total current assets	218,452	227,031
Property and equipment, net	35,156	33,954
Other assets, net	85,851	85,035
	$339,459	$346,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,109	$17,539
Accrued expenses and other liabilities	48,452	57,702
Total current liabilities	67,561	75,241
Non-current liabilities:
Other long-term liabilities	2,921	2,921
Total liabilities	70,482	78,162
Total stockholders’ equity	268,977	267,858
	$339,459	$346,020

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	December 28, 2008	December 30, 2007
Net sales	$89,462	$93,015
Cost of goods sold	42,549	47,870
Gross profit	46,913	45,145
Expenses:
Selling and marketing	26,549	25,128
General and administrative	7,633	7,610
Research and development	7,969	7,832
Total expenses	42,151	40,570
Income from operations	4,762	4,575
Other income (loss), net	(869)	393
Income before taxes	3,893	4,968
Taxes	999	1,788
Net income	$2,894	$3,180
Earnings per share:
Basic	$0.14	$0.15
Diluted	$0.14	$0.15
Weighted average common shares:
Basic	21,061	20,712
Diluted	21,304	21,081

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer